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                                                                   EXHIBIT 10.16
                               TIGERA GROUP, INC.
                                730 Fifth Avenue
                                   9th Floor
                            New York, New York 10019


                                            November 15, 1995


[ADDRESS OF CONSULTANT]


Dear [CONSULTANT]:

                 This letter sets forth our mutual understanding concerning the arrangements, terms and conditions pursuant to which you will be retained, commencing November 15, 1995 (the "Effective Date"), to serve as a consultant to Tigera Group, Inc. (the "Company" or "Tigera") for a period (the "Term") of three (3) years commencing on the Effective Date.

                 1. During the Term you shall be available for consultation at reasonable times concerning acquisition opportunities for the Company and other matters relating to the affairs of the Company. To the extent reasonably requested by the Company, you will consult with Company officers and the board of Directors of the Company in respect of such matters and in respect of other matters which the Company may, from time to time, refer to you. The services and advice described in this section shall be rendered by you at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as you may reasonably determine.





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                 2.        As sole compensation for all services to be
performed by you during the Term and, in lieu of all other compensation, the Company shall grant to you options to purchase 200,000 shares of the Company's Common Stock, par value $.01 per share, at a price of $0.885 per share, subject to the terms and conditions contained in one or more option agreements, dated as of the date hereof, between you and the Company. You shall also be entitled to reimbursement for all documented reasonable expenses incurred by you in performance of your duties hereunder, provided that such expenses are approved in writing in advance by the Company.

                 3. This Agreement may be terminated by the Company, at any time, upon 30 days advance written notice to you. This Agreement may be terminated by you, at any time after the first anniversary of the date hereof, upon 30 days advance written notice to the Company.

                 4. Your relationship to the Company shall be that of independent contractor and you shall not be an employee or agent of the Company and you shall not bind or purport to bind the Company in any way.

                 5. Except in the course of the performance of your duties hereunder, you hereby agree that you shall not disclose at





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any time any trade secrets, know-how, or other proprietary information.

                 6. This Agreement shall be interpreted in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within that state.

                 7. This letter contains the sole agreement of the parties pertaining in any way to the subject matter hereto. It cannot be altered or amended except by a writing duly executed by the party against whom such alteration or amendment is sought to be enforced.

                 If this letter correctly sets forth your understanding of the terms of your consulting arrangement with the Company please sign below in the place indicated and return it at your earliest convenience.


                                             Very truly yours,

                                             TIGERA GROUP, INC.


                                             By:
                                                ---------------------------
                                                Name:
                                                Title:

ACCEPTED AND AGREED TO:


-----------------------
[CONSULTANT]





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